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                                                                   EXHIBIT 23(a)


                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
SouthTrust Corporation

         We consent to the incorporation by reference in the registration statement (Form S-4 for the registration of shares of SouthTrust common stock in connection with the acquisition of FloridaFirst Bancorp) of SouthTrust of our report dated February 13, 2004, with respect to the consolidated balance sheets of SouthTrust as of December 31, 2003 and 2002 and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for the years then ended, which report appears in the December 31, 2003, annual report on Form 10-K of SouthTrust.

         Our report dated February 13, 2004, contains an explanatory paragraph that states that the consolidated financial statements of SouthTrust were audited by other auditors who have ceased operations. As described in Note A to SouthTrust's consolidated financial statements, certain amounts in the 2001 consolidated financial statements have been reclassified to conform to the 2003 presentation. Additionally, as described in Note H to SouthTrust's consolidated financial statements, SouthTrust's financial statements have been revised to include the transitional disclosures required by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, which was adopted by SouthTrust as of January 1, 2002. Furthermore, as described in Note S to SouthTrust's consolidated financial statements, SouthTrust changed the composition of its reportable segments in 2003, and the amounts in the 2001 consolidated financial statements relating to reportable segments have been restated to conform to the 2003 composition of the reportable segments.





/s/       KPMG LLP
    ---------------------
Birmingham, Alabama
March 10, 2004